                                                               FILE NO. 33-58862
- -------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                               ------------------

                         Post-Effective Amendment No. 5
                                    FORM S-1
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933
                               ------------------
                            HL FUNDING COMPANY, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

            CONNECTICUT                                      06-1362143
- -------------------------------                      --------------------------
(State or other jurisdiction of                       (I.R.S. Employer Number)
Identification incorporation or
Organization)
                                      6355
            --------------------------------------------------------
            (Primary Standard Industrial Classification Code Number)
                               ------------------
                                  P.O. Box 2999
                        Hartford, Connecticut 06104-2999
                     (Address of Principal Executive Office)
                               ------------------

                                Rodney J. Vessels
                                -----------------
                                     Counsel
                      ITT Hartford Life Insurance Companies
                 P.O. Box 2999, Hartford, Connecticut 06104-2999
                                 (203) 843-8847
           (Name, address, and telephone number of agent for service)

                               ------------------
Approximate date of commencement of proposed sale to the public:
The program covered by this registration statement is to be issued from time to time after the effective date of this registration statement.
                               ------------------
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. /X/
                               ------------------

                         CALCULATION OF REGISTRATION FEE

                                          Proposed    Proposed
Title of Each Class       Amount to       Offering    Aggregate      Amount of
of Securities to be          be            Price      Offering     Registration
    Registered            Registered      per Unit      Price           Fee
- -------------------       ----------      --------    ---------    ------------
Programs to Fund
Insurance Premiums     75 million shares      *       75,000,000       Paid
- -------------------------------------------------------------------------------

* The maximum aggregate offering price is estimated solely for the purpose of determining the registration fee. The amount being registered and the proposed maximum offering price per unit are not applicable in that these contracts are not issued in predetermined amounts or units.

                               HL FUNDING CO. INC.
                        Cross Reference Sheet Pursuant to
                           Regulation S-K, Item 501(b)


             FORM S-1 ITEM NUMBER AND CAPTION HEADING IN PROSPECTUS

1.  Forepart of the Registration Statement
    and Outside Front Cover Page of
    Prospectus . . . . . . . . . . . . . . . . .  Outside Front Cover Page

2.  Inside Front and Outside Back Cover
    Pages of Prospectus. . . . . . . . . . . . .  Inside Front Cover

3.  Summary Information, Risk Factors and
    Ratio of Earnings to Fixed Charges . . . . .  Not Applicable

4.  Use of Proceeds. . . . . . . . . . . . . . .  Not Applicable

5.  Determination of Offering Price. . . . . . .  Not Applicable

6.  Dilution . . . . . . . . . . . . . . . . . .  Not Applicable

7.  Selling Security Holders . . . . . . . . . .  Not Applicable

8.  Plan of Distribution . . . . . . . . . . . .  Distribution of Contracts

9.  Description of Securities to be Registered .  Description of Contracts

10. Interests and Named Experts and Counsel. . .  Legal Matters & Experts

11. Information with Respect to the Registrant .  The Company and its
                                                  Affiliates; Financing of the
                                                  Programs by the Company; Legal
                                                  Matters

12. Disclosure of Commission Position on
    Indemnification for Securities Act
    Liabilities. . . . . . . . . . . . . . . . .  Undertakings

                                                                     PROSPECTUS


HL FUNDING                     Distributed by:  Hartford Equity Sales Company
COMPANY, INC.                  P.O. Box 2999
P.O. Box 2999                  Hartford, CT 06104-2999
Hartford, CT 06104-2999        Telephone:  (203) 843-8889
Telephone: (203) 843-8213



                          PROGRAMS FOR COORDINATING THE
      USE OF MUTUAL FUND SHARES AS COLLATERAL TO FINANCE INSURANCE PREMIUMS


   The securities offered in this Prospectus are personalized programs which coordinate the use of mutual fund shares as collateral to finance insurance premiums over a term of years. HL Funding programs (the "Programs") are offered and administered by HL Funding Company, Inc. (the "Company"). They involve (1) use of mutual fund shares as collateral to secure loans, and (2) use of the loan proceeds to pay insurance premiums over the life of a Program.


   The Programs are intended to provide an option for the financing of premiums to persons who (1) have already determined that they have a need for insurance
(2) have decided to purchase a particular insurance product(s) and (3) already own, or intend to acquire, mutual fund shares to use as collateral for such financing.

   Appreciation, if any in the value of mutual fund shares may aid in offsetting the principal and accumulated interest on the loans which must be paid upon termination of the Program. However, there can be no assurance that this objective will be achieved, since the Programs also involve the risk of an actual decline in the net asset value of the mutual fund shares.


   A person who purchases a Program (a "Participant") must pay his outstanding indebtedness to the Company upon termination of the Program, which is usually the end of the tenth program year (unless extended at the option of the Company). Additionally, a Program will automatically terminate and the loans will become immediately due and payable if the value of the mutual fund shares purchased in connection with the Program declines below applicable margin and collateral maintenance requirements. Accordingly, a prospective Participant should carefully consider whether the risks involved in borrowing funds through a Program to purchase insurance is more beneficial to the prospective Participant than paying the premiums directly.



   The Company is offering $75 million worth of Programs for sale to the public by means of this Prospectus. The total amount of securities offered hereunder will be equal to the aggregate amount of the initial insurance premiums paid on behalf of all Participants after the effective date of this Prospectus.

     THE PROGRAMS DESCRIBED IN THIS PROSPECTUS INVOLVE SUBSTANTIAL RISKS WHICH COULD RESULT IN SIGNIFICANT LOSSES TO PARTICIPANTS. ACCORDINGLY, PERSONS CONTEMPLATING ENTERING INTO A PROGRAM ARE URGED TO READ AND CONSIDER THE DISCUSSION OF "RISK FACTORS" IN THIS PROSPECTUS.

     THE COMPANY RESERVES THE RIGHT TO DETERMINE IF A PROSPECTIVE PARTICIPANT MAY PARTICIPATE IN THE PROGRAMS.

     THE COMPANY RESERVES THE RIGHT AT ANY TIME TO SUSPEND OR LIMIT THE PUBLIC OFFERING OF THE PROGRAMS.


     A DECLINE IN THE VALUE OF THE MUTUAL FUND SHARES PLEDGED AS COLLATERAL FOR A PROGRAM MAY RESULT IN A REQUEST TO FURNISH ADDITIONAL SHARES AS COLLATERAL, WHICH, IF NOT FURNISHED, MAY RESULT IN TERMINATION OF THE PROGRAM AND THE LIQUIDATION OF THE COLLATERAL.


     PROSPECTIVE PARTICIPANTS SHOULD READ THE PROSPECTUSES FOR THE APPLICABLE MUTUAL FUNDS AND VARIABLE LIFE INSURANCE POLICIES, IF ANY, TO BE USED IN CONNECTION WITH THE PROGRAMS BEFORE ENTERING INTO THE PROGRAMS.


     UPON TERMINATION OF A PROGRAM, ALL OUTSTANDING LOANS MUST BE REPAID AND, IF ANY SUBSEQUENT PREMIUMS ARE DUE, THEY MUST BE PAID FROM OTHER SOURCES.


     ALTHOUGH A PROGRAM ITSELF INVOLVES NO SALES LOADS, PARTICIPANTS MAY BE ASSESSED SALES LOADS UPON THE PURCHASE OF MUTUAL FUND SHARES AS WELL AS UPON THE PURCHASE OF INSURANCE. THE SALES LOADS FOR THE SALES OF MUTUAL FUNDS MAY RANGE FROM 0% TO 8.5% OF THE OFFERING PRICE, WHILE THE SALES LOADS FOR THE SALE OF INSURANCE CONTRACTS MAY RANGE FROM 0% TO 90.00% OF THE PREMIUM. THESE SALES LOADS WOULD APPLY WHETHER OR NOT THOSE MUTUAL FUNDS OR INSURANCE POLICIES WERE PURCHASED IN CONNECTION WITH THE PROGRAMS.

     PARTICIPANTS NEED NOT PURCHASE MUTUAL FUND SHARES IF THEY ALREADY OWN SUFFICIENT MUTUAL FUND SHARES WHICH ARE ELIGIBLE TO BE PLEDGED AS COLLATERAL. EVEN IF THE PURCHASE OF MUTUAL FUND SHARES IS NECESSARY FOR A PARTICIPANT TO HAVE SUFFICIENT SHARES AVAILABLE TO BE PLEDGED IN CONNECTION WITH A PROGRAM, SUCH SHARES NEED NOT BE PURCHASED FROM THE SAME REGISTERED REPRESENTATIVE OR BROKER/DEALER WHO IS OFFERING THE PROGRAMS AND/OR THE INSURANCE PRODUCTS TO BE FINANCED BY THE PROGRAMS.

     THE INTEREST RATE IN A PROGRAM WILL NOT BE LESS THAN 6% PER ANNUM, NOR EXCEED THREE PERCENTAGE POINTS ABOVE THE PRIME, OR BASE RATE, AS QUOTED IN THE WALL STREET JOURNAL.

     THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFERING IN ANY JURISDICTION IN WHICH SUCH OFFERING MAY NOT LAWFULLY BE MADE. PERSONS SHOULD CONSULT THIS PROSPECTUS AND ANY SUPPLEMENT THERETO FOR ADDITIONAL INFORMATION (IF ANY) REQUIRED BY STATE LAW. IN ADDITION, THIS PROSPECTUS DOES NOT CONSTITUTE
AN OFFERING OF ANY MUTUAL FUND SHARES OR INSURANCE PRODUCTS.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Prospectus Dated:   May 1, 1995

                                TABLE OF CONTENTS

                                                                     Page
                                                                     ----
The Company and its Affiliates . . . . . . . . . . . . . . . . . .
  The Company. . . . . . . . . . . . . . . . . . . . . . . . . . .
  The Hartford Equity Sales Company, Inc.. . . . . . . . . . . . .
  The Insurance Companies. . . . . . . . . . . . . . . . . . . . .
  Interest in Mutual Funds . . . . . . . . . . . . . . . . . . . .
Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . . .
 Suitability of a Program. . . . . . . . . . . . . . . . . . . . .
 Risk of Decline in Value of Mutual Fund Shares. . . . . . . . . .
 Restriction on Redemption of Mutual Fund Shares . . . . . . . . .
 Risk of Termination for Failure to Maintain Collateral and Margin
    Requirements . . . . . . . . . . . . . . . . . . . . . . . . .
 Risk of Failure to Qualify for Insurance. . . . . . . . . . . . .
 Risk of Loss on Early Termination . . . . . . . . . . . . . . . .
 Risk That the Company Will Not Be Able to Obtain Financing  . . .
 Risk of Adverse Determination Under State Law . . . . . . . . . .
 Disadvantages of Cancelling Existing Insurance  . . . . . . . . .
 Cash Surrender Value of an Insurance Policy Offered in
   Connection with a Program . . . . . . . . . . . . . . . . . . .
 Risk Associated with Using Borrowed Funds . . . . . . . . . . . .
 Tax Considerations. . . . . . . . . . . . . . . . . . . . . . . .
Summary of Charges . . . . . . . . . . . . . . . . . . . . . . . .
The Programs . . . . . . . . . . . . . . . . . . . . . . . . . . .
  General; Distribution of Programs. . . . . . . . . . . . . . . .
  Determination of Suitability . . . . . . . . . . . . . . . . . .
  Mutual Funds . . . . . . . . . . . . . . . . . . . . . . . . . .
  Acquisition of Insurance . . . . . . . . . . . . . . . . . . . .
  Agency Agreement and Limited Power of Attorney . . . . . . . . .
   Insurance Premium Loans to Participants . . . . . . . . . . . .
  Additional Mutual Fund Shares. . . . . . . . . . . . . . . . . .
  Status Reports . . . . . . . . . . . . . . . . . . . . . . . . .
  Program Modification . . . . . . . . . . . . . . . . . . . . . .
   Partial Payment of Indebtedness . . . . . . . . . . . . . . . .
  Termination. . . . . . . . . . . . . . . . . . . . . . . . . . .
  Rights of Participants . . . . . . . . . . . . . . . . . . . . .
  Financing of the Programs by the Company . . . . . . . . . . . .
Legal Matters. . . . . . . . . . . . . . . . . . . . . . . . . . .
Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Available Information. . . . . . . . . . . . . . . . . . . . . . .

                         THE COMPANY AND ITS AFFILIATES

1. THE COMPANY

   The Company is a corporation formed in the State of Connecticut on February 8, 1993. The Company is a wholly-owned subsidiary and an affiliate of Hartford Life Insurance Company ("Hartford Life"), which is ultimately controlled by ITT Corporation.

   The Company's principal executive offices are located at 200 Hopmeadow Street, Simsbury, CT 06089 and its telephone number is (203) 843-8213.

   All administrative duties of the Company are performed by personnel employed by the Company or its affiliates.

   The administrative costs of issuing and maintaining the Programs are expected to be offset by: a) fees charged to Program Participants, b) interest charged to Participants for insurance premium loans to the extent that the interest charged exceeds the cost to the Company of obtaining funds to finance the Programs; and c) interest income earned on investments.

   The Company is not a registered investment company under the Investment Company Act of 1940, nor does it participate in the management or supervision of any of the mutual funds that may be used in connection with the Programs.

   This Prospectus relates only to the Programs described herein. No offer is made hereby of any security representing an interest in the Company or any of its affiliates and, therefore, Participants will have no voting rights or ownership interests in, and will not share in the profits or losses of the Company or any of its affiliates.

2. HARTFORD EQUITY SALES COMPANY, INC. ("HESCO")

   HESCO is a broker-dealer incorporated in Connecticut and is a member of the National Association of Securities Dealers, Inc. HESCO's common stock is wholly owned by Hartford Life.

   The Programs are offered through HESCO or other, independent broker-dealers. HESCO is the principal underwriter of variable life and variable annuity contracts issued by Hartford Life and Hartford Life and Accident Insurance Company ("HL&A") (each, an "Insurance Company," and collectively, "The Insurance Companies"). The premiums for certain of those contracts may be financed by the Programs. Currently, HESCO does not offer mutual fund shares.

3. THE INSURANCE COMPANIES

   The policies that may be financed by the Programs include various insurance policies offered by the Insurance Companies. The Insurance Companies write many types of insurance products. These products include group pensions, variable annuities, as well as individual and group life insurance products. The Insurance Companies also write accident and health policies.

   Hartford Life was originally incorporated under the laws of Massachusetts June 5, 1902. It was subsequently redomiciled to Connecticut. It is a stock life insurance company engaged in the business of writing health and life insurance, both ordinary and group, in all states of the United States and the District of Columbia. The offices of Hartford Life are located in Simsbury Connecticut; however, its mailing address is P.O. Box 2999, Hartford CT 06104-2999.


   HL&A was incorporated under the laws of Connecticut on February 14, 1967.
It is a stock life insurance company engaged in the business of writing health and life insurance, both ordinary and group, in the District of Columbia and all states of the United States, except New York. The offices of HL&A are located in Simsbury, Connecticut; however, its mailing address is P.O. Box 2999, Hartford, CT 06104-2999.



   HL&A is the parent of Hartford Life Insurance Company. HL&A is ultimately 100% owned by Hartford Fire Insurance Company, one of the largest multiple lines insurance carriers in the United States and a subsidiary of ITT Hartford Insurance Company, a wholly-owned subsidiary of ITT Corporation.


   The Insurance Companies' policies may be sold in connection with the Programs by agents who are also registered representatives of broker-dealers.

4. INTEREST IN MUTUAL FUNDS

   Broker-dealers offering the Programs may have dealer agreements with the various mutual funds whose shares may be purchased for use in connection with the Programs, and may receive commissions for sales efforts in their behalf.

   Participants need not purchase mutual fund shares if they already own sufficient mutual fund shares which are eligible to be pledged as collateral. Even if the purchase of mutual fund shares is necessary for a Participant to have sufficient shares available to be pledged in connection with a Program, such shares need not be purchased from the same registered representative or broker-dealer who is offering the programs and/or the insurance products to be financed by the Programs.

   None of the mutual funds that may be used in connection with the Programs or their sponsors, managers or distributors has any interest in the Programs. None of the mutual funds that may be used in connection with the Programs assumes any responsibility for the soundness of the Programs or the operations, policies, representations or conduct of the Company. No fund that may be used in connection with the Programs is the owner of record of 10% or more of the outstanding stock of ITT Corporation.
- -------------------------------------------------------------------------------

                                  RISK FACTORS

- -------------------------------------------------------------------------------

1.   SUITABILITY OF A PROGRAM

     No person should enter into a Program unless his financial circumstances warrant and he expects to be able to maintain the Program over its entire ten-year life. Individual financial circumstances may, of course, change from time to time and, in the event of an adverse change, the ability of a person to maintain a Program may be impaired. A prospective Participant should also consider his ability to continue to pay insurance premiums after the ten-year life of a Program.

     Persons who may be in a position to pay insurance premiums in cash, should give particular attention to the interest and other costs involved in a Program. All prospective Participants should consider to what extent, and on what terms, they may themselves be able to arrange loans independently to finance insurance premium payments. Prospective Participants should consult their legal, financial, and/or tax adviser regarding the suitability of entering into the Programs.


     In addition, the collateral requirements of the Programs may require regular purchases of mutual fund shares over a period of several years in order for a Participant to continue his Program. (See "The Programs Determination of Suitability," page 11.)


2.   RISK OF DECLINE IN VALUE OF MUTUAL FUND SHARES

     A feature of the Programs to potential Participants is the possibility of using the appreciated value of mutual fund shares (as well as dividends or capital gains distributions thereon) to help defray, at the end of the ten-year period, or at an earlier termination, principal and accumulated interest charges on the loans used to purchase insurance. However, appreciation depends on the actual performance of the particular mutual fund(s) used in connection with a given Program. Because of the unpredictability of the market conditions, any given fund may actually decline rather than appreciate in value. If the value of the fund(s) shares used in connection with a particular Participant's Program declines below the Company's applicable collateral maintenance requirements, the Program will automatically terminate and the loans will become immediately due and payable. However, under certain circumstances as described in 4(b)(ii) below, a Participant may be given the opportunity to assign additional shares or make a cash payment to reduce Account Indebtedness. In no event, however, will the Participant be obligated to purchase additional mutual fund shares. It is just one option in certain circumstances to keep the program from terminating. (See "The Programs--Insurance Premium Loans to Participants.")

3.   RESTRICTION ON REDEMPTION OF MUTUAL FUND SHARES

     Mutual fund shares pledged as collateral and necessary to maintain the margin requirements described below may not be redeemed by the Participants until termination of the Program, and then only to the extent the value of such collateral exceeds the Account Indebtedness. (See "The Programs -- Insurance Premium Loans to Participants -- Margin and Collateral Requirements; and -- Termination.")

4.   RISK OF TERMINATION FOR FAILURE TO MAINTAIN COLLATERAL AND MARGIN
     REQUIREMENTS


     Failure to maintain the appropriate collateral and margin requirements may result in an involuntary termination of a Program without prior notice to the Participant. Certain collateral and margin requirements have been imposed by the Company in order to comply with federal regulations and to insure sufficient collateral for the Company's loans to Participants. These requirements are more fully described under "The Programs--Insurance Premium Loans to Participants, page_____." The following summary is qualified in its entirety by reference to that portion of the Prospectus.


          (a) 31-day Holding Period for Qualified Shares

          To be eligible for use in connection with a Program, the shares must

             (i) have been held for 31 days; and

            (ii) be maintained in an account in which capital gains and dividend distributions are required to be reinvested.


            Mutual fund shares held in an Account (as defined under "The Program--Agency Agreement and Limited Power of Attorney," page _____.) which are properly available for use as collateral within a Program, as described above, are referred to herein as "Qualified Shares."


            If mutual fund shares which have already been held for 31 days are exchanged to purchase shares of another fund within the same mutual fund complex, the 31 day holding period requirement does not apply to the newly purchased shares.

            (b) Margin Requirements


            The Company imposes the following specific requirements:


             (i) 250% REQUIREMENT FOR NEW FINANCING-Initial premium loans, and any new financing of additional premiums on policy renewal dates, must be secured by Qualified Shares having a value of at least 250% of the new credit extended to a Participant in order to finance a premium. If the 250% renewal requirement is not met, the Company intends not to renew the loan and reserves the right to terminate the Program.

            (ii) 150% OF ACCOUNT INDEBTEDNESS AT RENEWAL DATE-At the time of renewal, if the value of Qualified Shares pledged with the Company does not exceed 150% of the Participant's accumulated debt, interest, and other charges owed to the Company (the "Account Indebtedness"), the Company intends not to renew the loan unless additional Qualified Shares are pledged or the Account Indebtedness is reduced. If Qualified Shares available for pledge are being held by the Company as custodian for the Participant, it will pledge such shares with itself, in accordance with the Agency Agreement and Limited Power of Attorney required to be executed by a Participant prior to initiation of a Program (the "Agency Agreement"),in order to meet the 150% requirement. If additional shares are needed, the Company may, but is not obligated to, give notice to a Participant (in order to allow the Participant to provide additional Qualified Shares or reduce the Account Indebtedness) before it refuses to renew the loan and terminates the Program.

           (iii) 130% REQUIREMENT BETWEEN RENEWAL DATES-If, at any time during the term of a Program, the value of a Participant's Qualified Shares declines below 130% of the Account Indebtedness, the Company intends to, without prior notice to the Participant, terminate the Program, redeem the shares necessary to satisfy the Account Indebtedness, and return the excess shares, if any, to the Participant.

     THE COMPANY HAS NO OBLIGATION TO PROVIDE NOTICE TO THE PARTICIPANT THAT THE APPLICABLE MARGIN REQUIREMENT HAS BEEN VIOLATED AND THAT HIS PROGRAM WILL BE TERMINATED. IN ADDITION, THE TOTAL VALUE OF THE PARTICIPANT'S SHARES AT THE TIME OF REDEMPTION MAY BE SIGNIFICANTLY LESS THAN THE APPLICABLE MARGIN REQUIREMENT.

5.   RISK OF FAILURE TO QUALIFY FOR INSURANCE

     The Company cannot give any assurance that any proposed insured under a policy to be purchased in connection with a Program, will qualify for insurance.

     If a prospective Participant purchases mutual fund shares for use as Program collateral prior to being approved for insurance, and such approval is not obtained, he would be unable to use such shares in connection with a Program. Accordingly, prospective Participants making such pre-approval purchase of shares to be used in connection with a Program should keep in mind that they may find themselves owning mutual fund shares, susceptible to a decrease in value, which could not be used for the purpose for which they were purchased. In that regard, prospective Participants should be aware that individuals proposed for insurance who have had medical problems, or who have been denied insurance in the past, or who are in higher risk groups, may bear a much greater risk for the Insurance Companies and may not be issued an insurance policy or may have to pay additional premiums.

6.   RISK OF LOSS ON EARLY TERMINATION


     Although a Program is voluntary and may be terminated at any time upon written request by a Participant, it should not be concluded that it may be terminated without loss. Termination of a Program in its early stages is more likely to lead to a loss in a Participant's investment if mutual fund sales loads are incurred in any purchase of mutual fund shares acquired for use in the Programs. Furthermore, in the of event of an early termination of a Program, the cash value, if any, of an insurance policy used in connection with the Program may be minimal and might not be available if the Participant is not the owner of the policy. A Participant also would pay a $100 termination fee and a $25 liquidation charge per mutual fund for early termination. On the other hand, a termination in the latter stages of the Program will result in increased interest expense and administrative fees which the Participant must pay. (See "Summary of Charges" page _____.)


     Termination of a Program (either at the option of a Participant, or by the Company) does not affect the insurance policy financed by a Program. However, upon such termination, an alternative means of financing the premiums for such insurance must be obtained.

7.   RISK THAT THE COMPANY WILL NOT BE ABLE TO OBTAIN FINANCING


     The continuance of the Program is dependent upon the Company's ability to provide, or arrange for the financing, on commercially reasonable terms, of insurance premiums for Participants. At present, it is anticipated that Hartford Life, an affiliate of the Company, will directly provide the funds necessary to the Company's financing of the Programs or, alternatively, will arrange for such funds to be provided. A Participant should carefully consider the Company's ability to provide future loans and the consequences of its inability to do so. Moreover, although the Company's present financing arrangement does not include the assignment of a Participant's mutual fund shares to the lender as security, the Agency Agreement does authorize the Company to assign a Participant's mutual fund shares to any lender as collateral security for the Company's obligation pursuant to any financing arrangements. If any such assignment takes place and the Company subsequently defaults on an obligation for which the Participant's mutual fund shares have been pledged as security, the mutual fund shares may be redeemed by the entity to which the obligation is owed. A Participant should carefully consider the extent to which the rights of an entity that might receive such an assignment would have priority over his interests in the pledged mutual fund shares.

     Furthermore, a financing entity may cease to provide funds to the Company if the Company is in default under its agreements. In this event, or any time the Company is unable to obtain financing, Programs will be terminated on their renewal dates. The Company is under no contractual obligation to continue to make loans on future Program renewal dates; however, it intends to continue making such loans as long as funds are available to it on commercially reasonable terms.

8.   RISK OF ADVERSE DETERMINATION UNDER STATE LAW

     The Company cannot predict whether, or the extent to which, Programs commenced in a state may have to be terminated as a result of a later determination by that state that the Programs contravene any state statute or regulation.

9.   DISADVANTAGES OF CANCELLING EXISTING INSURANCE

     Although the only insurance policies currently available for purchase by Participants in the Programs are those issued by the Insurance Companies, the purchase of a policy in connection with a Program does not require the surrender or cancellation of existing insurance policies. Before an existing insurance policy is surrendered or cancelled in connection with the purchase of a new policy, the following should be carefully considered:

     (a) The amount of the premium for an existing policy may be less than called for by a new policy. Any replacement of the same type of policy may result in a higher premium rate based upon the insured's then attained age.

     (b) Since selling costs and other initial costs of life insurance policies affect the cash value increases, if any, in the earlier policy years, the replacement of an old policy by a new one results in the policyholder's sustaining these costs (principally agents' commissions) twice.

     (c) Life insurance policies are contestable by the issuer for periods from one to two years and are voided by suicide during those periods. These provisions would apply for similar periods in any new policy notwithstanding the fact that they had expired on existing policies.

     (d) All of the policies offered in connection with the Programs are non-participating, and therefore no dividends will be payable thereon. Existing policies, on the other hand, may have participating features.

     (e) It is unlikely that the cash surrender value of a comparable new policy will equal the cash value of an existing policy had it remained in force and effect.

     (f) Comparison should be made between settlement options available in the policies offered in connection with the Programs and those provided in existing policies.

     (g) Comparison should also be made between any riders, such as those which provide disability income benefits or which guarantee conversion privileges, contained in policies offered in connection with the Programs and those provided in existing policies.

     (h) Although health insurance policies are not available for use in connection with the Programs, they may be in the future. In that regard, health insurance policies may exclude coverage for pre-existing health conditions for a certain period of time or restrict rights to renew policies in future years. These restrictions may not be included in existing policies or may no longer apply.

     (i) A Participant may not be able to procure a new insurance policy at all if there has been a significant change in his health.

10. CASH SURRENDER VALUE OF AN INSURANCE POLICY OFFERED IN CONNECTION WITH A PROGRAM


     The cash surrender value, if any, of an insurance policy offered in connection with a Program may not provide sufficient proceeds to pay the full amount of a Participant's Account Indebtedness, but may be used to reduce the Account Indebtedness if available to the Participant by terms of the policy. Cash surrender values that are available also may be applied to reduce the amount of premiums due during any period in which a Participant's ability to maintain a Program might otherwise be impaired. Some insurance policies will have no cash surrender value at any time, while others, may have minimal or no cash surrender value during their early years. The cash surrender value of a policy offered in connection with the Program will depend upon the age of the insured at the time the policy is issued and the amount and type of insurance.


11.   RISKS ASSOCIATED WITH USING BORROWED FUNDS

     Participation in a Program involves special risks in that the costs associated with a Program may exceed the return on mutual fund shares pledged as collateral. In order to offset the interest, service charges and administrative fees a Participant incurs in a Program, without any additional investment on his part, his mutual fund shares must yield dividends or capital gains distributions, or experience growth to an extent in excess of such interest, charges and fees. There is no assurance that this result will be attained. If this result is not attained, the Participant may need to make additional investments in mutual fund shares in order to avoid a termination of a Program pursuant to the requirements set forth in "The Program -- Insurance Premium Loans To Participants -- Margin and Collateral Requirements."

     Additional special risks are involved where a Program is used to finance premiums for a variable life insurance product. In that case, borrowed funds secured by mutual fund shares that are susceptible to a decrease in value, are used to purchase (albeit indirectly) units of the policy's underlying mutual fund shares, which are also susceptible to a decrease in value.

12.  TAX CONSIDERATIONS

     The following are certain tax considerations which should be considered prior to the initiation of a Program. These considerations are included for general information and are not meant to be a description of all potential tax matters related to the purchase of a Program or the underlying insurance, or to the use (including any purchase) of mutual fund shares in connection with a Program. Prospective Participants should consult their own tax advisers with respect to tax matters, including the effect of state tax laws.

          (a) Loan interest generally is not deductible for the purpose of determining an individual's taxable income.

          (b) Participants will be liable for federal income taxes and state taxes (if applicable) on dividends and capital gains distributions on their mutual fund shares even though they are automatically reinvested in additional shares as required by the Program, unless the Program was

                                       -14

               established as part of a tax qualified retirement plan which allows for tax-deferred accumulations.

          (c) A Program established as part of a tax-qualified retirement plan may result in unrelated business taxable income to said plan on the accumulation value or proceeds of policies used in a Program.

          (d) An involuntary termination of a Program may result in the recognition of ordinary income or capital gains or losses which the Participant might otherwise have wished to defer.

                               SUMMARY OF CHARGES


Purchasers should read the prospectuses for the mutual funds used, and variable life insurance products offered in connection with the Programs before initiating a Program.

1. SALES CHARGES - The total amount of sales charges relating to the Programs will vary with the mutual funds used, and insurance policies purchased in connection with a particular Program. Mutual fund shares purchased by Participants for use in connection with Programs may have "front-end" sales charges that range up to 8.50% of the offering price of the shares. Front-end sales charges on insurance contracts may range from 0% to 90% of the premium for a particular contract. Prospective Participants are advised that some mutual funds and insurance contracts which do not have a "front-end" sales charge may have a "back-end" sales charge upon redemption of the shares or surrender of the contracts. These sales charges would apply whether the mutual fund shares and insurance contracts are purchased in connection with, or independent of a Program.


2. INTEREST - The mutual fund shares are pledged to secure loans to a Participant, plus interest accruing thereon. Interest rates on a Participant's Account Indebtedness are subject to change at any time during the Program at the discretion of the Company, but are always subject to maximum permissible interest rates under state law. The Agency Agreement provides that the interest rate on a Program will not be less than 6% per annum, nor exceed three percentage points above the prime, or base rate, as quoted in THE WALL STREET JOURNAL. Such interest increases may occur without prior notice to the Participants and may become effective immediately.


3. PLACEMENT FEE, ANNUAL ADMINISTRATIVE FEE, AND SPECIAL CHARGES - The Company charges a one-time placement fee of $25 for each insurance policy issued in connection with the Programs. The placement fee is due at the time the Company determines that a prospective Participant has qualified for a Program (including approval of the insurance application by an Insurance Company). In addition, the Company will charge a fee of $25 for adding a policy to an existing Program.

     An annual administrative fee is also charged by the Company for its services under the Agency Agreement to cover the reasonable cost of administering the Programs. The annual administrative fee is $50 and is due upon the initiation, and on each anniversary date of the initiation of a Program, and may be paid in a lump sum for the entire ten-year period at a reduced rate, currently $390. Unless the Participant pays the annual administrative fee in cash, the Company, at its discretion, may pay the fee from proceeds realized from the redemption of mutual fund shares or by adding the fee to the Participant's Account Indebtedness.

                                       -15

     Charges will also be made for certain special services. The current charges are $25 for each of the following services on a per fund and per policy basis and are due upon the rendering of the service: (i) returned check charge (protested check); (ii) transfer of registration of shares; (iii) reduction of loan balance; (iv) conversion from one premium mode to another; (v) transfer of money from one fund to another; (vi) policy conversion; (vii) policy change;
(viii) redemption of shares; and (ix) other exceptional transactions requested by the Participant. These charges are payable by a Participant in cash or, at the Company's discretion, from proceeds realized from the redemption of mutual fund shares or by adding the fee to the Participant's Account Indebtedness. The Company reserves the right to adjust these charges at any time and from time to time.

     The charges, commissions and fees described above do not include certain fees which are charged by:

          (i)  the Insurance Companies and are found in the

               (a)  policies of the applicable product, and

               (b) prospectuses of any variable life product offered in connection with the Programs, and

          (ii) the mutual funds used in connection with the Programs, and are described in the prospectuses of such funds.


4. TERMINATION FEE; LIQUIDATION CHARGE - The Company will charge a termination fee of $100 when a Program is terminated by either the Participant or the Company, except for termination at the end of ten years. A Participant also will be charged a $25 liquidation charge per fund whenever a fund is liquidated, regardless of whether the Program is being terminated, except for termination at the end of ten years. These fees are based upon the Company's administrative costs for processing terminations and liquidations.



5. INSURANCE COMMISSIONS - The Insurance Companies pay commissions to agents for policies sold in connection with the Programs. All insurance commissions are included in the annual premiums paid by the Participants. The first year's sales commissions range from 3% to a maximum of 84.5% of the first year's premium and 0% to a maximum of 8% of the annual premium for subsequent years. Commissions are paid to the agent whether the policy was sold in connection with, or independent of a Program.


6. NO UNDERWRITERS' FEES - No underwriting discounts, commissions, or fees are paid in connection with the sale of the Programs themselves (as distinct from certain of the mutual fund shares and insurance policies that may be purchased in connection with the Programs).

                                  THE PROGRAMS


1.   GENERAL; DISTRIBUTION OF PROGRAMS

     The securities offered by this Prospectus are personalized programs which coordinate the use of mutual fund shares as collateral to finance insurance premiums over a period of ten years, commencing with the due date of the initial premium advanced under the Program.

     The Company does not offer or finance the purchase of equity securities. This Prospectus relates only to the Programs described herein. No offer is made hereby of any security representing an interest in the Company or any of its affiliates. Participants will have no voting rights or ownership interests in, and will not share in profits or losses of either the Company or any of its affiliates.

     The Programs are neither distributed through underwriters nor traded in securities markets. Unlike other securities, Participants may not sell or trade their Programs. Rather, the Programs must be held for the ten year period unless terminated earlier. They are offered only through registered representatives (the "Representatives") of broker-dealers with which the Company and the Insurance Companies have agreements.

     The Representatives are required to be licensed to sell both mutual funds and insurance, as well as to offer the Programs themselves. As licensed agents of at least one of the Insurance Companies, they are authorized to sell various forms of life, accident, and health insurance.


     The Representatives offer the Programs on a best-efforts basis. Certain broker-dealers may receive .50% of the first year annual premium financed in connection with the Program as compensaton for supervision of the sale of the Programs by the registered representatives associated with such broker-dealers. Broker-dealers typically receive a commission on the sale of mutual fund shares, including any that may be purchased for use in connection with a Program. A portion of any commission received by the broker-dealer is paid to the Representative. In his capacity as a licensed insurance agent, the Representative also receives commissions from one of the Insurance Companies on insurance sold in connection with a Program. (See "Summary of Charges," page ____.)


2.   DETERMINATION OF SUITABILITY


     Prior to sale of a Program, the broker-dealer is required to make an independent assessment as to whether the entire transaction, including the loan arrangement, is suitable for the prospective Participant; this in no way relieves the prospective Participant from the responsibility of making his own considered determination as to whether a particular Program is suitable for him. In addition, a Representative may, without obligation, provide a Participant with a written proposal prepared by the Company setting forth in detail, among other things, the nature and extent of the prospective obligations, fees and charges of the Program. Since the interest rate may fluctuate and mutual fund shares used in the future may vary, the actual fees and charges may differ from those shown in the proposal. (See "Summary of Charges," page _____ and "The Programs--Insurance Premium Loans to Participants," page_____.)


     At the request of a Participant, a Representative is required to review his Program at any time during the term thereof, upon submission of appropriate current data, in order to permit a Participant to determine continued suitability. The Participant is free to adopt or reject any suggested changes. Depending on the changes adopted, the costs and expenses of a revised Program may be more or less than those of the original Program.

3.   MUTUAL FUNDS

     (a) Types of Mutual Funds That May Be Used.


     Mutual fund shares that may be used in connection with the Programs include the shares of open-end investment companies registered under the Investment Company Act of 1940, which provide for automatic reinvestment of dividends and capital gains distributions. Some mutual fund shares purchased are subject to "front-end" sales charges from which a broker-dealer is paid its commissions. Many funds which do not have a "front-end" sales charge will charge a "back-end" sales charge upon redemption of the shares, in which the amount is contingent on the number of years the Participant has held the shares. Prospectuses for any mutual fund shares that may be purchased for use in connection with a Program should be obtained through a Representative.


     The mutual funds that may be used in connection with the Programs have portfolio securities which have been selected by the management of each fund on the basis of its belief as to either potential dividend income or capital appreciation or both. Certain of the mutual funds have portfolios which are selected from the common stocks and/or debt instruments of large, well-known, publicly held corporations with established records of dividend and/or interest payments. The portfolio stocks included in certain other mutual funds generally afford lower yields and pay smaller or no dividends since their major objective is capital appreciation. Instead, earnings, if any, may be reinvested by the issuers of such securities for purposes of their expansion, research and the general development of their operations. The element of risk connected with such an investment may, therefore, be higher than that experienced with a more conservative portfolio of securities having higher yields and lower price-earnings ratios. The investment policy, objectives, performance history, and the qualifications of the management of each mutual fund whose shares may be used in connection with the Programs, as well as the sales charges and details as to the automatic reinvestment plans, are required to be set forth in the prospectuses and statements of additional information ("S.A.I.") of the respective funds. Mutual fund investments are, of course, subject to the market fluctuations and risks inherent in any investment in securities. There is no assurance that the objectives of any of the mutual funds which may be used in connection with the Programs will be realized, nor are any representations as to their performance made in this prospectus. If a prospective Participant elects to purchase mutual fund shares for use in connection with a Program, he should choose the mutual fund or funds which are most suitable for his particular needs, and reference should be made to the specific fund prospectus and S.A.I. for information on its investment objectives and policies, sales charges, and other relevant information about such fund.

     (b) Minimum Required Amount of Pledged Shares


     If a Participant decides to begin a Program, the Participant is required to pledge mutual fund shares in an amount equal to at least 250% of the initial insurance premium. The minimum value of mutual fund shares required to be pledged initially is $2,500-250% of the minimum $1,000 annual premium required for an insurance policy's eligibility for use in connection with a Program. Unless the pledged shares appreciate in value in an amount sufficient to cover the margin requirements applicable to subsequent premiums, of which there can be no assurance, additional shares will be required to be pledged in connection with subsequent premiums due during the term of a Program. (See "The
Programs -- Insurance Loans to Participants -- Margin and Collateral Requirements," page _____.)


     Prospective Participants who plan to purchase mutual fund shares for use in connection with a Program are cautioned that the minimum investment required by certain mutual funds may exceed the $2,500 minimum value of pledged shares required to begin a Program.

     (c)  Shares Eligible for Use.

     In connection with a Program, a prospective Participant may use mutual fund shares already owned, or may purchase shares specifically for use in connection with a Program. In either case, to be eligible for use, the shares must be of funds which provide for reinvestment of dividends and capital gains distributions. During the term of a Program, such reinvestment of dividends and distributions will be required, and the shares purchased pursuant thereto shall become part of the collateral.

     Ordinary income dividends generally are reinvested either at net asset value or at the public offering price, which usually includes the sales charge. Capital gains distributions generally are reinvested at net asset value. If a service charge is applicable, it is assessed irrespective of the Program.

     In addition to the reinvestment requirement, to be Qualified Shares eligible for use in connection with a Program, the shares must have been held by the prospective Participant for at least 31 days.

     If a prospective Participant elects to purchase mutual fund shares for use as collateral in connection with a Program, such shares need not be purchased until he is approved for insurance. However, such shares would not be eligible for use in connection with a Program until 31 days after such purchase.

     (d) Company Administrative and Confirmation Requirements

     The only mutual funds which may be used in connection with the Programs are those which agree to use the Company's administrative and confirmation requirements.

4.   ACQUISITION OF INSURANCE

     A Program allows a Participant to purchase insurance by financing the premiums through a loan secured by his mutual fund shares. The minimum annual premium required for an insurance policy's eligibility for use in connection with a Program is $1,000.

     Insurance available for purchase in connection with a Program may vary from state to state, depending on which of the Insurance Companies are licensed to sell insurance in a particular jurisdiction, and whether that jurisdiction has approved a particular insurance product.


     Generally, most policy forms issued by the Insurance Companies are available for purchase in connection with a Program. These include interest sensitive life, universal life, and variable life. The Insurance Companies continually offer new types of policies which, at the option of the Company, may be available for use in connection with the Programs. All policies issued by the Insurance Companies are non-participating. Generally, the life insurance contracts contain the following features: (i) INCONTESTABILITY--the policies are incontestable after a period of two years from the date of issue except as to any additional benefits covered by a rider in the event of accidental death or disability, or a waiver of premium (see below); (ii) SUICIDE--if within two years from the date of issue, or less if so provided by the laws of a particular state, the insured dies by suicide, the amount payable under the policy is limited to the amount of the premiums which have been paid; (iii) CHANGE OF BENEFICIARY--the owner of the policy may change the beneficiary under the policy at any time by written notice to the issuing insurance company; (iv) AUTOMATIC PREMIUM LOAN OPTION--any premium not paid by the end of the grace period (31 or 61 days) is automatically paid by a policy loan (which is unrelated to a Program) if there is a sufficient cash value; (v) NONFORFEITURE OPTIONS--upon failure to continue a required premium payment, the owner of the policy may surrender the policy for its cash value, if any, or elect to receive paid up life insurance of a reduced face amount, or extended term insurance in the original face amount, but for a limited period of time; and (vi) SETTLEMENT OPTIONS--providing for various methods pursuant to which the owner of the policy may choose to have the proceeds of the policy paid, upon the insured's death.


     Certain life policies issued by the Insurance Companies provide for interest, based on current interest rate levels, to be credited to the cash value element or account value of the policies. The Insurance Companies may adjust the interest rate as economic conditions change. Also, the variable life policies issued by the Insurance Companies provide for an accumulation of cash value based on the investment experience of the underlying funds in which the premiums are invested.

     Because the build-up of cash value within these types of policies may vary, there is a possibility that the policy may become paid-up before the Program's ten year termination. In this case, the Program may terminate at the Company's option. In the event of such termination, as discussed below, a Participant's Account Indebtedness must be paid within seven business days after notice of termination. However, if the Company opts not to terminate the Program, the Account Indeptedness will continue to accrue interest (and applicable collateral requirements must be met), but no further loans will be made to the Participant. If the Program is so extended, there may be no need to provide additional collateral, although the Participant may continue investing in mutual fund shares.

     Also, since there is no guarantee of an increase in cash value with a variable life policy, it is possible that the policy would lapse by its terms during the course of the Program. Please see the prospectus of any variable life policy purchased in connection with a Program for further information.

     Policyholders of insurance policies that may be purchased in connection with the Programs which have cash values may borrow against these cash values. Such loans outstanding as of the date of this Prospectus generally bear interest at a rate of 8% per annum. Certain policies provide for a variable loan interest rate. A prospective Participant should inquire as to the policy loan interest rate provision of the policy to be used in connection with the Program. Participants should also consider that loans taken out of some life insurance policies may be subject to income and other taxes and should consult their tax advisers for further information. Policy loans may be available to a Participant to reduce the unpaid balance of his Account Indebtedness or to purchase additional mutual fund shares in the event of an impending involuntary termination of his Program due to insufficient collateral.

     No fees charged at the initiation of a Program apply to insurance. Thus, no conditional receipt for insurance coverage will be issued; that is, the Participant will be without insurance coverage until (i) the application for insurance is approved and (ii) the mutual fund shares to be used as collateral have been held for at least 31 days. If, however, a Participant wishes to conditionally obtain insurance coverage prior to completion of the underwriting process and is eligible for such conditional coverage under rules in effect for that Insurance Company, he may pay the appropriate binding amount as determined by the rules of the Insurance Company in order to conditionally obtain coverage. Such conditional insurance coverage may not be available in all cases.

     Maximum limits with respect to the amount of life insurance available in connection with a Program shall be determined by the Insurance Companies. However, the Insurance Companies will not allow any amount greater than that which, in its opinion, is suitable to the particular needs of the proposed insured and financial abilities of the prospective policyowner.

     The amount of the premium which is due on any insurance contract will, of course, vary with the size and type of the policy, the age of the insured, and the extent of any additional benefits desired, such as: (i) waiver of premium in the event of disability so that the policy will remain in force without payment of premium; (ii) double indemnity in the event of accidental death as the result of bodily injury; (iii) supplemental term insurance coverage; or (iv) disability income protection. The basic effect of using term insurance is that for any given premium the death benefit is substantially increased while the cash value accumulated is either greatly reduced or eliminated.

5.   AGENCY AGREEMENT AND LIMITED POWER OF ATTORNEY


     An Agency Agreement is executed by a Participant contemporaneously with the assignment of mutual fund shares to be used as collateral in the Program. It is also signed by the Company and is thereafter effective until terminated by the Participant or the Company. Upon giving written notice, a Participant may terminate the Agency Agreement at any time, which automatically results in termination of a Program, but the Company may do so only for reasons discussed under "The Programs--Termination," page _____.



Under the Agency Agreement, the Participant assigns to the Company an account or accounts (the "Account(s)") in which shares to be used as collateral are maintained. The Company then effects registration of the Account(s) in its name, or that of its assignee, as custodian for the Participant under the Agency Agreement. Shares (selected at the Company's discretion) in the Account(s) are then deemed pledged to the extent required, as described under "Margin and Collateral Requirements," page _____, as security for loans to pay premiums and unpaid Program-related charges, and the interest thereon.


     If at any time the redemption value of all the Qualified Shares held in the Participant's Account exceeds 250% of the Participant's Account Indebtedness, the Participant may, upon written request to the Company, have such excess returned to him. Shares are valued at their net asset value for redemption value purposes.

     In addition, under the Agency Agreement, the Company, as attorney-in-fact of the Participant, has the power to:

     (a) effect loans to Participants to pay insurance premiums and administrative fees, if not paid in cash, as they become due or excess premiums as agreed to by the Company; and

     (b) pledge the Participant's mutual fund shares securing his Account Indebtedness, if necessary to third parties, for the purpose of obtaining funds to finance the Programs.

     After execution of the Agency Agreement, no further notice is given to a Participant prior to the loans made by the Company to a Participant.

     The foregoing is a summary of certain provisions of the Agency Agreement. Prospective Participants are advised to review the Agency Agreement in its entirety prior to initiating a Program.

6.   INSURANCE PREMIUM LOANS TO PARTICIPANTS

     (a) Loans Under the Agency Agreement

     Upon issuance of a policy by an Insurance Company and contingent upon acceptance of the policy by the Participant, the Company makes a loan to the Participant under the Agency Agreement in an amount equal to the selected premium. The Participant's Account(s) is then assigned to the Company to secure the loan.

     As each premium becomes due, a new loan equal to such premium, plus any fees and accrued interest, if not paid in cash, is made. This loan becomes part of the Participant's Account Indebtedness and accrues interest from the premium due date. It is intended that such loans will recur each premium due date until the expiration of ten years after the due date of the initial premium advanced under the Program, unless the Program is terminated sooner. Thus, interest, as well as principal, is borrowed, and all mutual fund shares pledged in connection with the Program having redemption value of up to 250% of the Participant's Account Indebtedness are used as collateral for such loans. Shares representing any excess in redemption value over 250% of the Participant's Account Indebtedness are not required to be pledged as collateral.


     Pursuant to the Agency Agreement, except as described under "Termination," page _____, the Company will renew a Participant's Program at the due date for the insurance premium, in accordance with the same Program terms and conditions (including but not limited to the "Margin and Collateral Requirements" discussed below) for a period of time ending as of the due date of the next insurance premium. For example, if the insurance premium payment mode is annual, the renewal of the Program will be for a period of one year. Until the Program is terminated, it is intended that such loans will be extended over the life of the Program.


     (b) Margin and Collateral Requirements

     Under SEC Rule 11d1-2, any mutual fund shares used to secure premium loans must have been owned by the Participant for a minimum holding period of 31 days before credit secured by such mutual fund shares is extended to the Participant. The holding period applies to all purchases of mutual fund shares, whether to secure initial premiums, renewals, or to meet margin requirements unless such purchases were made in exchange for shares of another fund within the same mutual fund complex which had already been owned for 31 days .


     The Company's present policy is to make an initial loan not to exceed 40% of the value of the mutual fund shares pledged as security, 50% is the maximum credit allowed by Regulation G (adopted by the Federal Reserve Board and applicable to loans made under the Programs). If the Federal Reserve Board should increase margin requirements beyond the Company's requirement, a Participant would be required to pledge more securities to finance the premiums due and to maintain the ratio required to prevent involuntary termination of the plan. It is possible that such increased margin requirements might require the Company to discontinue offering the Programs and terminate Programs then outstanding. It is also possible that periods may exist when the Federal Reserve Board margin regulations will preclude the financing of additional premiums.


     As a matter of policy, independent of Federal regulations, the Company currently requires Participants to provide Qualified Shares with values exceeding the amount of their indebtedness by specific margins in three different situations: at initiation, at renewal, and between renewal dates.

     (i) INITIATION REQUIREMENT--Each initial loan by the Company to pay insurance premiums must be secured by Qualified Shares which have a value of at least 250% of the premium to be financed.

Accordingly, a Participant must pledge Qualified Shares having a value of at least $2,500.00 to initiate a Program to finance an insurance policy or policies with an annual premium of $1,000.00, the minimum annual premium which can be financed in connection with a Program.

     (ii) MAINTENANCE MARGIN REQUIREMENT--The Company requires Participants to maintain Qualified Shares with a value of at least 130% of Account Indebtedness at all times. The Company intends to terminate Programs that fail to maintain the 130% requirement. The Company currently intends to notify a Participant of a decline in value in his mutual fund shares, although it is not required and undertakes no obligation to do so. If the value of shares pledged with the Company declines below 130% of a Participant's Account Indebtedness, the entire Account Indebtedness will automatically become due and payable, and the Company intends to terminate such Programs and sell or redeem the pledged shares, which are in the Company's name, necessary to satisfy the debt, all without notice to the Participant. The Company intends to act promptly but accepts no responsibility for any loss incurred by a Participant due to a reduction in the value of mutual fund shares arising from delays in redemption which are beyond the control of the Company. Any shares not required to be redeemed to satisfy the Account Indebtedness will be released from pledge and returned to the Participant.

     The Company intends to enforce its rights whenever the 130% requirement is breached. If the Company is holding additional Qualified Shares available for pledge, it will deem additional shares pledged in order to maintain a Participant's 130% margin requirement. No mutual fund shares pledged to the Company to secure payment of one Participant's Account Indebtedness may be redeemed in order to satisfy the payment of another Participant's Account Indebtedness.

     (iii) ACCOUNT INDEBTEDNESS AT RENEWAL--At the time of renewal, a Participant must have Qualified Shares pledged to the Company equal to at least 150% of the Participant's Account Indebtedness. The 150% renewal requirement may be met in one of four ways: (a) a Participant's Qualified Shares already deemed pledged in the Program may have a value in excess of 150% of the Account Indebtedness; (b) if the Company is holding additional Qualified Shares available for pledge as custodian for the Participant under the Agency Agreement, then the Company may automatically pledge sufficient additional shares to cover the 150% requirement; (c) if the Company is not holding enough Qualified Shares, then the Participant may make the necessary shares available for pledge by adding to the Account(s) shares that will have been owned at least 31 days prior to the renewal date; or (d) a Participant may make a cash payment to reduce the Account Indebtedness to no more than 66.66% of the value of the shares pledged in the Program.

If the 150% margin requirement is not met in one of these four ways, prior to the renewal of a loan, the Company intends to terminate the Program. The Company may notify a Participant 31 days prior to a renewal date if it appears that the 150% requirement may not be met, but the Company is under no obligation to provide such notice.

     (iv) RENEWAL LOAN MARGIN REQUIREMENT--The Company requires, at renewal, that a new premium loan be secured by Qualified Shares which have not been previously pledged to the Program. The new Qualified Shares must have a value of at least 250% of the new premium loan. If Qualified Shares are not available to be pledged by the Company as custodian for the Participant, then the Participant must provide additional Qualified Shares with a value of at least 250% of the new premium loan before another premium loan will be extended.

     (c) A Participant's Personal Deficiency Resulting from the Loans

     THE LOANS WHICH THE COMPANY MAKES TO PARTICIPANTS TO FINANCE INSURANCE PREMIUMS ARE MADE WITHOUT RECOURSE. CONSEQUENTLY, A PARTICIPANT WILL NOT BE RESPONSIBLE FOR PAYMENT OF A DEFICIENCY IN THE EVENT THE VALUE OF THE PLEDGED SHARES IS NOT SUFFICIENT TO PAY HIS ENTIRE ACCOUNT INDEBTEDNESS. A PARTICIPANT SHOULD NOT INFER FROM THIS THAT A PROGRAM WILL NOT RESULT IN A LOSS TO HIM. THE APPRECIATION IN VALUE OF MUTUAL FUND SHARES AND THE COSTS AND EXPENSES OF THE PROGRAM (INCLUDING INTEREST AND FEES) ALL WILL HAVE A BEARING ON WHETHER THE PARTICIPANT INCURS A LOSS IN A PROGRAM.

7.   ADDITIONAL MUTUAL FUND SHARES


     A Participant is under no obligation to purchase or otherwise make available mutual fund shares once a Program is initiated, except to the extent necessary to meet the margin and collateral requirements described above. Failure to make additional shares available may result in termination of a Participant's Program since the amount of collateral required to secure a Participant's Account Indebtedness will increase correspondingly with the amount of each borrowing. Similarly, failure to purchase or otherwise make available additional mutual fund shares in order to prevent a decline in the aggregate redemption value of the pledged shares below 130% of a Participant's Account Indebtedness will result in a sale of existing collateral and termination of the Participant's Program. Accordingly, to the extent they do not already own mutual fund shares available for use as collateral, Participants generally will be required to make investments, some as often as monthly, in shares which are transferred into the name of the Company as custodian for the Participant and held until they become Qualified Shares. These Qualified Shares then will be deemed to be pledged to the Company if the value of the shares previously pledged with the Company declines below the margin and collateral requirements.


8.   STATUS REPORTS

     The Company, upon request, will furnish to each Participant annually a statement of his Program account indicating the amount of his Account Indebtedness and a current prospectus of the Company with respect to the Programs. Current prospectuses and any other required reports with respect to any variable life insurance policy will be forwarded to the policy owner directly by the issuing Insurance Company. The Company will, at any time upon request, furnish a Participant with a statement of the total redemption value of his pledged shares compared with his Account Indebtedness. The Company may charge up to $25 per such request in excess of four requests per calendar year. Annual reports of the Company containing financial statements reported upon by independent auditors will also be furnished to Participants at any time upon request.

9.   PROGRAM MODIFICATION

     Subject to the minimum premium requirement of $1,000.00 annually and the Insurance Companies' administrative guidelines, the amount of insurance and the premium(s) to be financed may be reduced. If increased insurance protection is desired, a Participant may add, subject to the Company's approval, a new policy, but only within six weeks of the annual anniversary date of his Program. The cost of acquisition (including the placement fee) must be paid by a Participant upon the issuance of a new policy. If a Participant who is also the owner of the insurance policy, the premiums for which are financed by a Program, desires to terminate the Program or modify the insurance protection, he may be able to surrender the policy (providing it has sufficient cash value) and obtain extended term coverage (if available), an insurance policy with reduced coverage, or a paid-up policy for a reduced amount.


     A Participant may substitute as collateral shares of one mutual fund for those of another. This may be accomplished in one of two ways: (i) transferring monies from one fund into the Account to another fund in the Account or (ii) assigning another mutual fund account to the Company by transferring registration of that account. The Company assesses charges in connection with each of the foregoing means of collateral substitution to redeem shares of one mutual fund so that a Participant may purchase another mutual fund's shares. See "Summary of Charges," page _____. Presently there is no limit on the number of times a Participant may modify his Program; however, the Company reserves the right at any time to limit the number of times a Participant may modify his Program.


10.  PARTIAL PAYMENT OF ACCOUNT INDEBTEDNESS

     A Participant may at any time prior to the termination of a Program elect to pay the interest in his Account Indebtedness in cash or to repay in cash the Account Indebtedness in full or in part, provided that all applicable fees and charges as described herein are paid. However, partial payment of Account Indebtedness is not permitted in the event the 130% maintenance margin requirement described above is not met, since in such event, the Program will be terminated by the Company. If the Account Indebtedness is paid in full, the Program will terminate.

11.  TERMINATION

     Programs are entirely voluntary and may be terminated at any time by a Participant, upon written notice mailed to the Company. A Program may be terminated by the Company upon the occurrence of any of the following: (i) the death of all Participants in that Program; (ii) termination of all policies in that Program; (iii) failure to meet minimum collateral requirements due to a decline in the value of the mutual fund shares or an increase in the Account Indebtedness; (iv) failure to meet the minimum annual premium requirement unless waived by the Company to the extent permitted by law;
(v) failure to provide sufficient collateral to secure loans for premiums due under the Program; (vi) inability of the Company to provide or arrange for financing of premiums; (vii) failure of the Participant's bank to honor checks made payable to the Company from the Participant's bank account. A Participant should clearly understand that in the event of any of the above circumstances a Program may be terminated by the Company without prior notice to the Participant. Programs shall be terminated not later than ten years from the due date of the initial premium financed (unless extended at the option of the Company).

The Company intends to provide notice of a Program's termination to a Participant in a timely fashion so as to provide the Participant with enough time to pay the premiums on his insurance policy to prevent it from being cancelled.

     If a Participant terminates his Program, he must pay his Account Indebtedness in full, including interest to the date of payment. The Company also charges a $100 termination fee and a $25 liquidation charge per mutual fund unless the termination is at the end of the tenth year of the Program. If the Company terminates a Program with prior notice to a Participant, the Participant must pay his Account Indebtedness within seven business days after a notice of termination. In either case, if a Participant's Account Indebtedness is not paid, the Company has the right to redeem as many of the Participant's Qualified Shares as necessary to pay his debt.

     To pay his Account Indebtedness, a Participant may: (i) redeem his mutual fund shares only and independently continue the insurance; (ii) redeem such shares and, if he has the right, borrow on or withdraw from the cash surrender value, if any, of the insurance policy, thereby independently keeping the policy in force (however, the cash value of the insurance policy alone will usually not provide adequate funds to liquidate all of the accumulated indebtedness); (iii) retire the debt from funds unrelated to the mutual fund shares or the insurance policy and independently continue the policy; (iv) redeem his mutual fund shares and surrender his life insurance policy for its cash surrender value, if any; or
(v) retain his mutual fund shares and, if he has the right, surrender the insurance policy for its cash surrender value, if any.


     The continuance of the Program is dependent upon the Company's ability to provide, or to arrange for, the financing of insurance premiums for Participants. A Participant's Program may be involuntarily terminated if such financing cannot be obtained by the Company. (See "The Program--Financing of the Programs by the Company," page _____.)


     Termination of a program (either at the option of a Participant, or by the Company) does not affect the insurance policy financed by a Program. However, upon such termination, an alternative means of financing the premiums for such insurance must be obtained.


     A Participant must maintain certain margin and collateral requirements in order to avoid termination of his Program. See "The Programs--Insurance Premium Loans to Participants," page _____.)


12.  RIGHTS OF PARTICIPANTS

     (a) Program Rights


     Participants in the Programs have certain rights in connection with the Programs themselves (as distinct from the mutual funds shares used, and insurance offered in connection with the Programs). These rights include the right to receive status reports, the right to modify a Program, and the right to terminate a Program entirely. (See generally "The Programs--Status Reports" page_____; --"Program Modification" page _____; and --Termination," page _____.) However, Participants are not stockholders in the Company or any of its affiliates and have no voting rights or other interests therein.


     (b) Voting of Mutual Fund Shares

     The mutual fund(s) used by a Participant in connection with a Program will be requested by the Company to advise him of any meeting where his shares may be voted and furnish him with a proxy statement and appropriate voting forms. It is the responsibility of the Participant to complete and return the proxy statement in order to vote his mutual fund shares. The Company will vote the Participant's shares in the Account(s) only if the Participant gives the Company specific written instructions accompanied by a signed proxy. If such instructions and the signed proxy are not received, the Company will take no action with respect to voting the Participant's shares.

13.  FINANCING OF THE PROGRAMS BY THE COMPANY

     The Company's funds for financing the Programs are currently obtained through finance arrangements with Hartford Life, an affiliate of the Company and, may, in the future, be obtained from other affiliated or unaffiliated sources of funds (the "Arrangements"). The Company anticipates that funds will be made available at favorable commercial rates which are subject to change in accordance with the Arrangements. The Arrangements may contain minimum collateral requirements coextensive with the minimum collateral requirements for Participants set forth herein. If the value of any Participant's shares pledged to the Company declines below 130% of the Company's indebtedness, Hartford Life and any other sources of funds, in addition to the Company's rights described above, may demand that the Company sell or redeem shares from that Participant's Program which does not meet the Company's margin and collateral requirements and liquidate that portion of the Company's indebtedness.

     Under the Arrangements, the failure of the Company to fulfill its obligations may give one of the other parties to the Arrangements the right to terminate the obligation to provide future funding. In this event, the Company may decide not to renew any Programs by making further loans to Participants, and may redeem the Qualified Shares to satisfy its obligations.

     If the Company is unable to borrow or obtain funds at a reasonable cost in the future or to continue to arrange for funds under the Arrangements for the purpose of financing loans to Participants for the payment of insurance premiums, it may cease to continue offering the Programs. In addition, its ability to renew existing loans may be impaired to the point of terminating, without prior notice to Participants, all Programs at their loan renewal dates. The Company is under no contractual obligation to continue to make loans on future Program renewal dates; however, it intends to continue making such loans as long as funds are available to it on commercially reasonable terms.

     The Company may in the future borrow funds from affiliated or non-affiliated companies. There is no assurance that (i) the Company will obtain financing from non-affiliated companies upon terms, conditions and rates as favorable as those from affiliated companies; (ii) all future material affiliated transactions and loans will be generally available on terms no less favorable to the Company than those from unaffiliated third parties;(iii) all future material affiliated transactions and loans, and any forgiveness of loans, will be approved by a majority of the Company's Board of Directors.

                                  LEGAL MATTERS


LITIGATION

     In the ordinary course of business, legal proceedings involving the Company periodically may arise. Currently, the Company is not the subject of any pending legal proceedings.

                                     EXPERTS


The audited financial statements for the Company included in this Prospectus and Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report herein, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.


                              AVAILABLE INFORMATION


     The Company has filed with the Securities and Exchange Commission (the"Commission") a Registration Statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Programs offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. For further information with respect to the Company and the Programs offered hereby, reference is hereby made to the Registration Statement and the exhibits and schedules filed as a part thereof. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement, or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved. The Registration Statement may be inspected, without charge, at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the following regional offices at the Commission: 13th Floor, Seven World Trade Center, New York, New York 10048; and Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661-2511. Copies of all or any portion of the Registration Statement may be obtained from the Public Reference Section of the Commission, at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of prescribed fees.

     The Company will become subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith will file periodic reports, proxy statements and other information with the Commission. Such reports and other information to be filed by the Company with the Commission will be available for inspection at the above Commission offices.

     The Company will furnish, upon request, holders of the Programs annual reports containing audited financial statements following the end of the fiscal year as well as quarterly reports containing unaudited consolidated financial statements for the first three quarters of each fiscal year following the end of each such quarter.

                       [LETTERHEAD - ARTHUR ANDERSEN LLP]

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS




To the Stockholder and Board of Directors of HL Funding Company, Inc.:

We have audited the accompanying balance sheets of HL Funding Company, Inc. as of December 31, 1994 and 1993, and the related statements of income (loss), stockholder's equity and cash flows for the year then ended and for the period from inception, February 8, 1993, to December 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material
misstatement.   An audit includes examining, on a test basis, evidence
supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of HL Funding Company, Inc. as of December 31, 1994 and 1993, and the results of its operations and its cash flows for the year then ended and for the period from inception, February 8, 1993, to December 31, 1993, in conformity with generally accepted accounting principles.




                                                  ARTHUR ANDERSEN  LLP







Hartford, Connecticut
March 3, 1995

                               HL FUNDING COMPANY, INC.
                              STATEMENTS OF INCOME (LOSS)

                                                                                    For the Period
                                                     For the Year Ended             from Inception
                                                        December 31,             (February 8, 1993) to
                                                           1994                    December 31, 1993
                                                     ------------------          ---------------------
Revenues:

Net Interest Income from Hartford
  Liquid Asset Trust                                 $            8,347          $                 464
Other Income                                                        427                              0
                                                     ------------------          ---------------------
                                                                  8,774                            464

Expenses:

   Accounting and Administrative Services                       266,612                              0
   Legal and State Fees                                          51,776                              0
   Other Operating Expenses                                      65,501                              0
                                                     ------------------          ---------------------
Total Expenses                                                  383,889                              0
                                                     ------------------          ---------------------
Income (Loss) before tax                                       (375,115)                           464

Income Tax Expense (Benefit)                                   (131,290)                           162
                                                     ------------------          ---------------------

Net Income (Loss)                                    $         (243,825)         $                 302
                                                     ------------------          ---------------------
                                                     ------------------          ---------------------



The accompanying notes are an integral part of these financial statements.

                            HL FUNDING COMPANY, INC.
                                 BALANCE SHEETS

                                                              As of December 31,
                     ASSETS                              1994                     1993
                                                  ----------------         ----------------
Cash                                             $           3,641        $           1,000
Investment in Hartford Liquid Asset Trust                  617,866                    3,641
Premium loans receivable                                    18,473                        0
Prepaid SEC registration fees                               23,438                   23,438
Interest receivable on loans                                   177                        0
Intercompany Receivable                                          0                      727
Organizational costs                                        67,939                   93,407
Federal income tax receivable                              115,288                        0
Deferred tax asset                                          16,002                        0
                                                  ----------------         ----------------
Total Assets                                     $         862,824        $         122,213
                                                  ----------------         ----------------
                                                  ----------------         ----------------
                     LIABILITIES AND STOCKHOLDERS' EQUITY
Intercompany payable                             $         337,874        $          21,749
Intercompany loan payable                                   18,473                        0
Federal income tax payable                                       0                      162
                                                  ----------------         ----------------
Total Liabilities                                          356,347                   21,911
                                                  ----------------         ----------------

Common stock, 100 shares authorized,
  $1 par value, issued and
  outstanding 100 shares                                       100                      100
Capital surplus                                            749,900                   99,900
Retained earnings (deficit)                               (243,523)                     302
                                                  ----------------         ----------------
Total Stockholder's Equity                                 506,477                  100,302
                                                  ----------------         ----------------
Total Liabilities and Stockholder's Equity       $         862,824        $         122,213
                                                  ----------------         ----------------
                                                  ----------------         ----------------




The accompanying notes are an integral part of these financial statements.

                            HL FUNDING COMPANY, INC.
                       STATEMENTS OF STOCKHOLDER'S EQUITY

                                                                                                  Total
                                              Common           Capital         Retained        Stockholder's
                                               Stock           Surplus     Earnings (Deficit)      Equity
                                          --------------   --------------  ------------------  -------------
Balance February 8, 1993                 $       -        $       -        $       -          $      -

Capital contribution and stock issuance              100           99,900          -                 100,000

Net income                                       -                -                      302             302
                                          --------------   --------------   ----------------   -------------
Balance December 31, 1993                            100           99,900                302         100,302
                                          --------------   --------------   ----------------   -------------
Net income (loss)                                -                -                 (243,825)       (243,825)

Capital contribution                             -                650,000          -                 650,000
                                          --------------   --------------   ----------------   -------------

Balance December 31, 1994                $           100  $       749,900  $        (243,523) $      506,477
                                          --------------   --------------   ----------------   -------------





The accompanying notes are an integral part of these financial statements.

                            HL FUNDING COMPANY, INC.
                            STATEMENTS OF CASH FLOWS

                                                                                                            For the Period
                                                                                  For the Year Ended        from Inception
                                                                                      December 31,       (February 8, 1993) to
                                                                                         1994              December 31, 1993
                                                                                  -------------------    ---------------------
OPERATING ACTIVITIES:
  Net income (loss)                                                              $          (243,825)   $                 302
  Adjustments to net income:
   Amortization of organizational costs                                                       25,468                        0
   Decrease (Increase) in intercompany accounts                                              316,852                   21,022
   Decrease (Increase) in other assets and liabilities                                          (177)                 (23,438)
   Decrease (Increase) in Federal income tax receivable                                     (115,288)                       0
   Decrease (Increase) in deferred tax asset                                                 (16,002)                       0
   Increase (Decrease) in Federal income tax payable                                            (162)                     162
                                                                                  -------------------    ---------------------
Cash an cash equivalent (used for) provided by operating activities                         (33,134)                  (1,952)
                                                                                  -------------------    ---------------------
INVESTING ACTIVITIES:
  Premium loans                                                                              (18,473)                       0
  Organizational costs                                                                             0                  (93,407)
                                                                                  -------------------    ---------------------
Cash and cash equivalent (used for) provided by investing activities                         (18,473)                 (93,407)
                                                                                  -------------------    ---------------------
FINANCING ACTIVITIES:
  Intercompany loans                                                                          18,473                        0
  Hartford Life capital contributions                                                        650,000                  100,000
                                                                                  -------------------    ---------------------
Cash and cash equivalent (used for) provided by financing activities                         668,473                  100,000
                                                                                  -------------------    ---------------------

Net increase in cash and cash equivalents                                                    616,866                    4,641
Cash and cash equivalent at beginning of period                                                4,641                        0
                                                                                  -------------------    ---------------------
Cash and cash equivalent at end of period                                       $            621,507    $               4,641
                                                                                  -------------------    ---------------------
                                                                                  -------------------    ---------------------




The accompanying notes are an integral part of these financial statements.

                            HL FUNDING COMPANY,  INC.
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1994

NOTE 1 - ORGANIZATION

HL Funding Company, Inc. (HLFC) is a corporation formed in the state of Connecticut on February 8, 1993. HLFC is a wholly owned subsidiary of Hartford Life Insurance Company (HLIC). All of the outstanding shares of HLIC are ultimately owned by Hartford Fire Insurance Company (Hartford Fire), which is owned by ITT Hartford Group, Inc., a subsidiary of ITT Corporation (ITT). On March 26, 1993 HLFC issued 100 shares ($1 par) of stock to HLIC for $1,000 per share. On May 28, 1993, and September 30, 1994, additional capital contributions of $99,900 and $650,000, respectively, were made by HLIC.

HLFC offers and administers programs whereby participants obtain life insurance coverage from HLIC and Hartford Life and Accident Insurance Company. Under the programs, insurance premiums are paid on behalf of participants through a series of loans from HLFC. Loans to participants are secured by participants' ownership in shares of regulated investment companies. Premium loans receivable are funded with proceeds from a loan arrangement with HLIC. Programs can be up to ten years in length. Upon program conclusion, loan balances and accrued interest become due.

The administrative costs of issuing and maintaining the programs are expected to be offset by: a) fees charged to program participants; b) interest charged to participants for insurance premium loans to the extent that the interest charged exceeds the cost to HLFC of obtaining funds to finance the programs; and c) interest income earned on investments held by HLFC. Through December 31, 1994, three programs were sold.


NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES

The accompanying financial statements have been prepared in accordance with generally accepted accounting principles.

REVENUES AND EXPENSES -
Interest and fees from investments and premium loans receivable are recognized as revenue when earned. Expenses, which are primarily allocated from affiliates, are recognized when incurred.

ORGANIZATIONAL COSTS -
Organizational costs include software development and are amortized over a three year period.

INVESTMENT IN HARTFORD LIQUID ASSET TRUST -
Investment in Hartford Liquid Asset Trust is considered a cash equivalent.

NOTE 3 - TRANSACTIONS WITH AFFILIATES

HLIC provides administrative services to HLFC, including use of its facilities and personnel, and allocates a portion of its expense to HLFC.

HLFC invested the capital contributions in the Hartford Liquid Asset Trust. Pursuant to the terms of the Trust Agreement, the purpose of the Trust is to invest funds in a less costly manner in assets which achieve a high level of current income as well as maintain liquidity and preserve capital. The Trust investments are restricted to cash and investments having a stated maturity date of 12 months or less from the date of purchase. Interest earned by the Trust is allocated to each participant based on their pro-rata share of principle contributions.

HLFC's funds for financing the programs are currently obtained through a promissory note agreement with HLIC. The agreement allows HLIC to advance to HLFC funds in an amount of up to $7,000,000. The interest rate for the note is equal to the 90 day LIBOR plus 125 basis points. The rate was 6.75% at December 31, 1994.

NOTE 4 - FAIR VALUE OF FINANCIAL INSTRUMENTS

Premium loans receivable and intercompany loan payable amounts reflected in the balance sheet approximate fair value.

NOTE 5 - INCOME TAXES

HLFC is included in ITT's consolidated U.S. Federal income tax return and remits to (receives from) ITT a current income tax provision (benefit) computed in accordance with the tax sharing arrangements between ITT and its subsidiaries. The effective tax rate in 1994 and 1993 approximated the U.S. Statutory tax rate of 35%. The provision (benefit) for income taxes was as follows:

                                   1994         1993
                                ----------   ----------
                    Current      $(115,288)        $162
                    Deferred       (16,002)           -
                                ----------   ----------
                                 $(131,290)        $162
                                ----------   ----------
                                ----------   ----------

The deferred tax asset at December 31, 1994, was due to expenses capitalized for tax purposes until the start of business of HLFC. Income taxes paid were $162 and $0 in 1994 and 1993, respectively.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

          Not applicable.

Item 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

          Article VIII, Section 1 of the By-laws of Hartford Funding Company, Inc. provides for indemnification of Directors and Officers as follows:

          "Section 12. Indemnification. Each Director, Officer or employee of the Company, and his heirs, executors or administrators, shall be indemnified or reimbursed by the Company for all expenses necessarily incurred by him in connection with the defense or reasonable settlement of any action, suit or proceeding in which he is made a party by reason of his being or having been a Director, Officer or employee of the Company, or of any other company which he was serving as a Director or Officer at the request of the Company, except in relation to matters as to which such Director, Officer or employee is finally adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of the duties of such Director, Officer or employee. The foregoing right of indemnification or reimbursement shall not be exclusive of any other rights to which he may be entitled under any statute, by-law, agreement, vote of stockholders or otherwise.

Item 15.  RECENT SALES OF UNREGISTERED SECURITIES.

          Not applicable.


Item 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

            Exhibit
            Number       Description                   Method of Filing
            -------      -----------                   ----------------

            1            Underwriting Agreement        Filed with this
                                                       Registration Statement

            3(a)         Articles of Incorporation     Filed with this
                                                       Registration Statement

            3(b)         By-laws                       Filed with this
                                                       Registration Statement

            4            Agency Agreement and Limited  Filed with this
                         Power of Attorney (Revised)   Registration Statement





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                                       -2-



            Exhibit
            Number       Description                   Method of Filing
            -------      -----------                   ----------------

            10           Loan Agreement between        Filed with this
                         Hartford Life Insurance       Registration Statement
                         Company and HL Funding
                         Company, Inc.

            23           Consents of experts            Filed with this
                                                        Registration Statement

            25           Power of Attorney              Filed with this

                                                        Registration Statement

Item 17     UNDERTAKINGS.

       (a)     The undersigned registrant hereby undertakes:

           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                 i. To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                 ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

               iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, including (but not limited to) any addition or deletion of a managing underwriter;

               Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registration pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

           (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       (b) The undersigned registrant hereby undertakes that, fo purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
               Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.





Hrtfrd Funding Co.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hartford, State of Connecticut on this _____ day of ___________________, 1995.

HL FUNDING COMPANY, INC.

*By:                                          *By:
    --------------------------------------         ---------------------
    Thomas M. Marra, Senior Vice President    Rodney J. Vessels
                                                  Attorney-in-Fact

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Lowndes A. Smith
   President, Chairman
   Director *

John P. Ginnetti                   *By:
   Senior Vice President,               ----------------------------
   Director*                                 Rodney J. Vessels
                                             Attorney-in-Fact

Donald J. Znamierowski    Dated:
     Vice President,
     Principal Financial Officer,
         Director *

George R. Jay
   Controller, Director*

Donald E. Waggaman
     Treasurer, Director *